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                                  CERTIFICATE AS TO
                                 CORPORATE RESOLUTION
                                          OF
                           POLYDEX PHARMACEUTICALS LIMITED

                              REGISTRATION NO.: 24,178

     I, Sharon L. Wardlaw, Secretary of Polydex Pharmaceuticals Limited, DO HEREBY CERTIFY that the following is a true and correct copy of Resolutions passed by a majority vote of the Shareholders of Polydex Pharmaceuticals Limited (the "Company") at a meeting held on the 19th day of June, 1998:

     RESOLVED:

     1. That the present Article 2 of the Articles of Association of the Company be amended by relettering subsections (d) and (e) to read as subsection (e) and (f), respectfully, and adding the following new
          Article 2 subsection (d):

          SHARE CAPITAL:

          2. (d) The Class B Preferred Shares shall have the following rights and characteristics, that is:

               1 The Class B Preferred Shares shall bestow upon the holders thereof no rights in respective dividends, shall bestow no rights in respect of convertibility into any other class of shares and, in winding up of the corporation, shall rank behind both the Class A Preferred Shares and the Common Shares;

               2 The Class B Preferred Shares shall bestow upon the holders the right of one vote per share, which may be increased to five votes per share upon the consent of the majority of the holders of the Common Shares and the Class B Preferred Shares.

     2. That Article 33 of the Articles of Association of the Company be amended by deleting the second sentence of Article 33 in its entirety and substituting therefore the following new second sentence of
          Article 33:

          Except as maybe otherwise required by law, a quorum for the transaction of business at any general meeting of the members shall be members present wholly or represented by proxy between them not less than one-third (1/3) of all Common Shares which are issued at the date not more than sixty (60) days prior to the date of the meeting fixed as a record date by the directors and which entitle the holder thereof to vote.

Dated the 20th day of June, 1998.

POLYDEX PHARMACEUTICALS LIMITED

/s/ Sharon L. Wardlaw
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Sharon L. Wardlaw, Secretary